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Dan River Inc.
P. O. Box 261
Danville, Virginia 24543
                                   NEWS RELEASE
For Immediate Release:
---------------------

Investor Relations Contact:
Denise Laussade - Vice President-Finance
(434)799-4113

DAN RIVER INC. REPORTS SECOND QUARTER 2001 FINANCIAL RESULTS

     Danville, Virginia, August 1, 2001. Dan River Inc. (NYSE:DRF) today reported results for the second quarter and six months ended June 30, 2001. Net sales for the second quarter of fiscal 2001 were $161.9 million, up $4.6 million or 2.9% from the second quarter of fiscal 2000. For the second quarter of 2001, the Company reported a net loss of $6.1 million, or $0.28 per share, compared to net income of $3.0 million, or $0.13 per share for the second quarter of 2000.

     For the second quarter of 2001, sales of Dan River's home fashions products were $117.0 million, up $11.3 million or 10.7% compared to the second quarter of last year. Sales of apparel fabrics were $33.8 million, down $4.4 million or 11.6%. Sales of engineered products were $11.1 million, down $2.3 million or 17.1% compared to the second quarter of 2000.

     For the six months ending June 30, 2001, the Company's net sales were $325.9 million, up $3.7 million or 1.1% over the first six months of 2000. The Company reported a net loss of $12.7 million, or $0.58 per share for the first six months of 2001, compared to net income of $7.0 million or $0.32 per share for the first six months of 2000.

     For the first half of 2001, sales of Dan River's home fashions products were $237.5 million, up $17.5 million or 8.0% compared to the same period last year. Sales of apparel fabrics were $66.0 million, down $9.2 million or 12.2%. Sales of engineered products were $22.3 million, down $4.6 million or 17.2% compared to the first half of 2000.

     Joseph L. Lanier, Jr., chairman and CEO said, "As expected, the economy continued to soften in the second quarter. Our loss of $0.28 per share for the second quarter was within the range that we previously provided. Despite sales gains in our home fashions operations, our margins continued to be negatively impacted by the same factors that affected us and the industry in the first quarter: promotional pricing, a less favorable sales mix, higher energy and medical costs, and production curtailments to bring inventories in line. While they have been painful to both our shareholders and employees, these curtailments have helped us to reduce inventories an additional $15 million during the quarter and $29 million since the beginning of the year. This has allowed us to reduce


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total debt by $21.2 million since the beginning of the year.  Our liquidity remains good as the availability under our bank credit agreement currently stands at approximately $45 million."

     "As we look to the third quarter, we are seeing a pickup in demand for our home fashions products from recent levels, but our apparel fabrics order position has gotten weaker. This means that we will have to take some additional downtime in apparel fabrics during the third quarter which will negatively impact profits. As a result, our current expectation is to incur a loss in the range of $0.20 to $0.25 per share for the third quarter. We expect to trim that to approximately $0.15 per share in the fourth quarter as the benefits of better operating schedules in home fashions are reflected in our income statement. Due to our expected performance in the third quarter, we anticipate that we will not be in compliance with the financial covenants contained in our bank credit agreement. Accordingly, we have notified the agent for our credit agreement of our expectation and have begun discussions regarding a potential waiver or amendment."




Note: This press release contains forward-looking statements under applicable securities laws. Dan River's performance could be materially and adversely affected in the event textile inventories are not further reduced from current levels, or if consumer demand for textile products does not improve at retail, or by other market and industry factors, many of which are outside Dan River's control. Risks generally associated with Dan River's business are detailed in Dan River's Current Report on Form 8-K which was filed with the Securities and Exchange Commission on July 20, 1998. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations.